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                                                                    EXHIBIT 10.W


                                  June 16, 1999

Mr. Ralph Eads
333 Little John
Houston, Texas 77024


Dear Ralph:

         This letter is intended to memorialize our recent discussions regarding your employment by El Paso Energy Corporation. You would commence employment on July 1, 1999 as an Executive Vice President with operating responsibilities over El Paso Energy Marketing and El Paso Energy's Exploration and Production business, soon to be acquired as part of the Sonat transaction. Your compensation terms will be as follows:

         1.       Base Salary - $ 500,000 per year.

         2. Bonus - currently a maximum opportunity of up to 150% of base salary with a matching risk premium if bonus is taken in restricted shares, to be determined by the Compensation Committee.

         3.       Perk Allowance - $36,000 per year.

         4. A cash sign-on bonus equal to one million five hundred thousand dollars ($1,500,000), to be paid not later than November 30, 1999.

         5. Performance Units (to be issued after the closing of the Sonat transaction) - 15,000 valued at $0-150 per unit based on El Paso Energy's total shareholders' return vis-a-vis its peers, and subject to the terms and conditions established by the Compensation Committee and as set forth on the grant letter.

         6. Stock Options: 650,000 nonqualified stock options, subject to the terms and conditions to be established by the Compensation Committee and as set forth on the grant letter.

         7. Restricted common stock: 75,000 shares of restricted Company common stock, subject to the terms and conditions to be established by the Compensation Committee and as set forth on the grant letter.



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Mr. Ralph Eads
June 16, 1999
Page 2


         8. On January 1, 2000, a memorandum account with a credit will be established under (and subject to the terms of) the Company's Deferred Compensation Plan in the amount of two million dollars ($2,000,000), to be distributed to you in five annual installments beginning in January 2001. Each payment shall be made by January 31st of each year.

         You will, of course, be eligible to participate in the medical as well as other qualified benefit plans and you will be accorded perquisites and privileges per your status as a Senior Executive of El Paso Energy Corporation.

         This employment opportunity is of indefinite duration and will continue as long as both you and El Paso Energy consider it of mutual benefit. Either you or El Paso Energy may terminate the employment relationship at will and at any time.

         In the near future, you will receive further information explaining, in depth, the annual bonus plan, the restricted stock plan and option plan, as well as other pertinent programs that you will be eligible to participate in as a senior executive of El Paso Energy Corporation.


                                       Sincerely,

                                       /s/ Bill



                                       Accepted by:

                                       /s/ Ralph Eads
                                           6/20/99